As Filed with the Securities and Exchange Commission on November 5, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Kaixin Holdings

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Complex Building Room 211

18 Dong Quan Avenue

Luoyang Town, Taishun County

Wenzhou, Zhejiang Province

People’s Republic of China

+86 (10) 6720 4948

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kaixin Holdings 2025 Equity Incentive Plan

(Full title of the plan)

Yi Yang

Chief Financial Officer

Kaixin Holdings

2203 Villa Bella Ln, Friendswood, TX 77546

+86 (10) 6720 4948

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Yi Yang Chief Financial Officer Complex Building Room 211 18 Dong Quan Avenue Luoyang Town, Taishun County Wenzhou, Zhejiang Province People’s Republic of China +86 (10) 6720 4948	Yu Wang, Esq. Han Kun Law Offices LLP Rooms 4301-10, 43/F., Gloucester Tower The Landmark 15 Queen's Road Central, Hong Kong +852 6386 1503

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Reference is made to the share consolidation (the “Share Consolidation”) of the Company’s issued and unissued Class A and Class B ordinary shares as approved by (i) shareholders of the Company at the annual general meeting held on September 13, 2025 as set forth in the Registrant’s current report on Form 6-K filed (Registration No. 001-38261) with the Securities and Exchange Commission (the “Commission”) on September 19, 2025 and (ii) the board of the directors of the Company at a ratio of 1-for-30. After giving effect of the contemplated Share Consolidation, the authorized share capital of the Company is US$1,505,316,695 divided into (a) 1,015,049,250 Class A ordinary shares of a par value of US$1.35 each, (b) 100,000,000 Class B ordinary shares of a par value of US$1.35 each, (c) 6,000 Series A convertible preferred shares of a par value of US$0.0001 each, (d) 6,000 Series D convertible preferred shares of a par value of US$0.0001 each, (e) 50,005 Series F convertible preferred shares of a par value of US$0.00005 each, (f) 50,000 Series G convertible preferred shares of a par value of US$0.00075 each, (g) 50,000 Series H convertible preferred shares of a par value of US$0.00075 each, (h) 50,000 Series I convertible preferred shares of a par value of US$0.00075 each, (i) 50,000 Series J convertible preferred shares of a par value of US$0.00075 each, and (j) 71,733 Series K convertible preferred shares of a par value of US$0.00075 each. A copy of the Seventh Amended and Restated Memorandum and Articles of Association (“M&AA”) of the Company is filed as Exhibit 4.1 herein, which reflected the change of par value to US$1.35 per share.

This Registration Statement is filed by Kaixin Holdings (the “Registrant” or the “Company”) to register securities issuable pursuant to the Kaixin Holdings 2025 Equity Incentive Plan (the “Plan”). The securities registered hereby consist of 6,000,000 Class A ordinary shares of the Company of a par value of US$1.35 each, which represent the number of Class A ordinary shares that were authorized under the Plan. The Plan also authorizes 2,000,000 Class B ordinary shares of the Company of a par value of US$1.35 each, to be awarded according to the relevant terms therein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share subdivision, share dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a.        The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2024, which includes audited financial statements as of December 31, 2022, 2023 and 2024 and for the years ended December 31, 2022 , 2023 and 2024, filed with the Commission on March 31, 2025;

b.        The Registrant’s reports on Form 6-K filed with the Commission on August 28, 2025, September 12 2025, September 16, 2025 and October 6, 2025; and

c.        The description of the Registrant’s Class A ordinary shares contained in its Registration Statement on Form 8-A (Registration No. 001-38261) filed with the Commission on October 24, 2017 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A ordinary shares set forth in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-220510), as amended, originally filed with the Commission on September 18, 2017, together with any amendments or reports filed for the purpose of updating such description, including the Seventh Amended and Restated Memorandum and Articles of Association (“M&AA”) of the Company filed as Exhibit 4.1 herein, which reflected the change of par value to US$1.35 per share.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Description of Class B Ordinary Shares

The Registrant has two classes of ordinary shares, the Class A ordinary shares and the Class B ordinary shares. The Class A ordinary shares are registered under Section 12 of the Exchange Act representing Class A ordinary shares listed on the Nasdaq Capital Market under the symbol “KXIN”.

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The Class B ordinary shares are not publicly traded and are not registered under Section 12 of the Exchange Act. The Class A ordinary shares and Class B ordinary shares differ only with respect to voting rights and conversion rights, which are discussed below. The following is a description of the Class B ordinary shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our memorandum and articles of association provide that the directors may, before recommending or declaring any dividends, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our Company. Holders of ordinary shares shall at all times vote together as one class on all matters submitted to a vote by shareholders. In respect of matters requiring shareholders’ vote, on a poll, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to two hundred and fifty votes. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than one-tenth of the paid up voting share capital.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Liquidation Rights

On a winding up of the Registrant, if assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital, the surplus will be distributed among the holders of Class A and Class B ordinary shares on a pro rata basis. If the assets available for distribution are insufficient to repay the whole of the sharecapital, the assets will be distributed so that the losses are borne by the shareholders proportionately.

Miscellaneous

Holders of Class A ordinary shares and Class B ordinary shares do not have any pre-emptive rights, other subscription rights, redemption rights or sinking fund rights.

Provisions of M&AA Affecting Changes in Control

Dual Class Structure

The Registrant has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares are entitled to two hundred and fifty votes per share, subject to certain exceptions.

The Registrant’s dual class share structure has essentially prevented, or made highly unlikely, any action requiring shareholder approval that certain holders of Class B ordinary shares do not support, including actions that may have effected a change in control of the Registrant.

Issuance of preferred shares by the Board

Provisions of the M&AA may discourage, delay or prevent a change in control of the Registrant or management that shareholders may consider favorable, including provisions that authorize the board of directors to issue, without any further vote or action by the shareholders, preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights, and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Class A and Class B ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Registrant or make removal of management more difficult.

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Foreign Restrictions on Holding of Class B Ordinary Shares

The Registrant is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Registrant levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands. Additionally, upon payments of dividends by the Registrant to its shareholders, no Cayman Islands withholding tax will be imposed.

There are no limitations on the right of non-resident or foreign owners to hold or vote Class B ordinary shares imposed by the laws of the Cayman Islands or by the M&AA of the Registrant.

The Cayman Islands is not a party to any double tax treaties which are applicable to any payments made by or to the Registrant.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s seventh amended and restated articles of association provide that each officer or director of the Registrant shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered, and intends to continue to enter into, indemnification agreements, substantially in the form filed as Exhibit 10.1 to the Registrant’s Form 8-K (Registration No. 001-38261), as amended, originally filed with the Commission on May 6, 2019, with its directors and executive officers to indemnify such persons in connection with claims made by reason of their being such a director or executive officer.

The registrant currently does not carry liability insurance for its directors and executive officers.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, People’s Republic of China, on November 5, 2025.

Kaixin Holdings

By:	/s/ Yi Yang
Name:	Yi Yang
Title:	Chief Financial Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Yi Yang as her true and lawful attorney-in-fact and agents, with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on November 5, 2025.

Signature	Capacity

/s/ Mingjun Lin	Director and Chief Executive Officer
Mingjun Lin	(Principal Executive Officer)

/s/ Xiaoning Wu	Independent Director
Xiaoning Wu

/s/ Xiaolei Gu	Director
Xiaolei Gu

/s/ Deqiang Chen	Independent Director
Deqiang Chen

/s/ Yi Yang	Director and Chief Financial Officer
Yi Yang	(Principal Financial and Accounting Officer)

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EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1*	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant

5.1*	Opinion of Maples and Calder (Hong Kong) LLP

10.1*	Kaixin Holdings 2025 Equity Incentive Plan

23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.2*	Consent of Onestop Assurance PAC, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

107*	Calculation of Filing Fee Table

*Filed herewith.

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